Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.
P. O. BOX 187 • KAHULUI, HAWAII 96733-6687

Contact:          Teri Freitas Gorman, ML&P, 808-877-3857 / cell: 808-357-2547

FOR IMMEDIATE RELEASE

March 17, 2009

KAPALUA ENTERS INTO AGREEMENT FOR SALE-LEASEBACK OF

THE PLANTATION GOLF COURSE

KAHULUI, Hawai’i — Maui Land & Pineapple Company, Inc. (NYSE: MLP) today announced that it has entered into a definitive agreement for the sale of The Plantation Course to TY Management Corporation, a Hawai’i corporation, for $50 million.  Under terms of the sale, which is expected to close before the end of March, Kapalua Plantation Golf LLC, a subsidiary of MLP, will enter into a renewable two-year lease to operate The Plantation Course on behalf of the new owner.  The company will use proceeds from the sale to reduce debt.

“In this transaction, we will receive cash for the sale of the land and improvements, and will continue to operate The Plantation Course under the Kapalua brand with our golf management team,” stated Robert Webber, president and CEO of Maui Land & Pineapple Company, Inc.  “We expect our golf team, led by Gary Planos, to continue to operate The Plantation Course in a manner that has led to Kapalua Resort’s world-wide recognition as the number one golf resort in Hawai’i and host site for the prestigious PGA TOUR season opening event, the Mercedes Benz Championship.  We would not have entered into this transaction if the new owner did not share our commitment to provide the highest quality golf experience and to work closely with us to maintain a seamless and integrated resort experience for our guests and residents.”

“We look forward to continuing the experience at The Plantation Course of welcoming guests from all over the world to enjoy the unique playability and beauty of what has become Hawai’i’s most popular course,” said Gary Planos, Senior Vice President/Resort Operations and Tournament Chairman of the Mercedes-Benz Championship.   “We believe the Kapalua Resort will continue to exceed expectations with our service standards and overall golf experience.”

The 7,411-yard Plantation Course, designed by Bill Coore and Ben Crenshaw, plays across natural panoramic vistas and century old pineapple plantation fields.  Opened in 1991, The Plantation Course recently emerged from a major renovation, including the re-grassing of all 18 greens to Ultradwarf TifEagle grass, re-contouring of many of the greens, renovations of all bunkers, the addition of several new tees, and cart path modifications.  At the same time, the clubhouse and The Plantation House Restaurant were renovated.

Maui Land & Pineapple Company, Inc. is a Hawai’i corporation and successor to a business organized in 1909. Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui Gold ® pineapple, and Kapalua Land Company Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.

Forward Looking Statements:  Certain statements made in this press release are forward-looking statements that reflect management’s current outlook and are based upon current assumptions. These statements include, among others, statements regarding timing of the closing of the sale-leaseback transaction and our ability to continue to provide a certain level of service and quality at the Plantation Course. Actual results could differ materially from those projected in the forward-looking statements as a result of the following risks and uncertainties: dependence upon third parties and the actual or potential lack of control over third party relationships, satisfaction of conditions to closing the sale-leaseback transaction, our ability to continue to lease and operate The Plantation Course and such other risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2007 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.  The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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